		Exhibit 99(a)
HSBC Finance Corporation HSBC Home Equity Loan Trust 2005-2

Original Principal Class A	776,100,000.00
Number of Class A Notes (000's)	776,100.00
Original Principal Class M	244,800,000.00
Number of Class M Notes (000's)	244,800.00
		2005
Distribution Date		Totals
Days in Accrual Period

CLASS A
Class A-1 Principal Distribution		138,266,328.33
Class A-1 Interest Distribution		8,855,751.87

Class A-2 Principal Distribution		34,561,014.92
Class A-2 Interest Distribution		2,235,180.43

CLASS M
Class M-1 Principal Distribution		27,256,882.90
Class M-1 Interest Distribution		1,826,675.53

Class M-2 Principal Distribution		27,256,882.90
Class M-2 Interest Distribution		1,839,451.25